DSW Inc. Reports Second Quarter 2015 Financial Results

•	Second quarter sales increase 6.8% to $627 million; comparable sales increase 1.8%

•	First six months sales increase 8.1% to $1.28 billion; comparable sales increase 3.5%

•	Second quarter EPS from continuing operations increases 13.5% to $0.42 per share compared to last year's $0.37 per share

•	Company reiterates full year outlook for EPS in the range of $1.80 to $1.90 per share

•	Board of Directors approves a quarterly dividend of $0.20 per share

COLUMBUS, Ohio, August 25, 2015 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended August 1, 2015, which compares to the thirteen week period ended August 2, 2014.

Mike MacDonald, President and Chief Executive Officer, commented, “We were encouraged with our accomplishments in the second quarter. Our double digit earnings growth over the prior period reflected a significant shift in favor of regular priced merchandise selling. This shift enabled us to achieve meaningful merchandise margin rate expansion and gross profit dollar growth. We also advanced our strategy of becoming a more customer-centric company by evolving our organization, systems, and processes to meet our customers' changing expectations. As a result of this financial and strategic process, we remain confident in our direction."

Second Quarter Operating Results

•	Sales increased 6.8% to $627 million compared to last year's sales of $587 million.

•	Comparable sales increased by 1.8% compared to last year's increase of 0.8%.

•	Gross profit increased 120 bps driven primarily by lower markdown activity.

•	Operating expense rate increased by 80 bps due to higher stock and incentive compensation.

•	Net income from continuing operations increased by 10.7% to $37.6 million.

•	Earnings per share from continuing operations increased by 13.5% to $0.42 per share compared to last year's $0.37 per share.

Six Months Ended August 1, 2015 Operating Results

•	Sales increased 8.1% to $1.28 billion compared to last year's sales of $1.19 billion.

•	Comparable sales increased by 3.5% compared to last year's decrease of 1.5%.

•	Net income from continuing operations increased by 17.0% to $85.0 million.

•	Earnings per share from continuing operations increased by 20.3% to $0.95 per share compared to last year's $0.79 per share.

Second Quarter Balance Sheet Highlights

•	Cash, short-term and long-term investments totaled $471 million compared to $465 million in the second quarter last year.

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Inventories were $505 million compared to $415 million at the end of the second quarter last year. On a cost per square foot basis, DSW inventories increased by 14.2%. Excluding opportunistic buys, inventories on a cost per square foot increased by 6.3%.

Regular Dividend
DSW Inc.'s Board of Directors declares a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on September 30, 2015 to shareholders of record at the close of business on September 18, 2015.

Fiscal 2015 Annual Outlook
For the fifty-two week fiscal year ending January 30, 2016, the Company reiterated its earnings outlook to range from $1.80 to $1.90 per share.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 0043755 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on September 8, 2015 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using passcode 10070803. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of August 25, 2015, DSW operates 449 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 372 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q2 2015 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Twenty-six weeks ended
	August 1, 2015	August 2, 2014	% change	August 1, 2015	August 2, 2014	% change
	(in thousands)			(in thousands)

DSW segment	$592,583	$553,814	7.0%	$1,204,794	$1,112,680	8.3%
ABG segment	34,623	33,282	4.0%	77,898	73,363	6.2%
DSW Inc.	$627,206	$587,096	6.8%	$1,282,692	$1,186,043	8.1%

Comparable sales change by reportable segment

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
DSW segment	1.9%	0.8%	3.5%	(1.7)%
ABG segment	0.7%	2.5%	3.1%	1.6%
DSW Inc.	1.8%	0.8%	3.5%	(1.5)%

Gross profit by reportable segment
	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
DSW segment	31.2%	30.0%	32.3%	30.9%
ABG segment	19.0%	17.5%	20.0%	21.2%
DSW Inc.	30.5%	29.3%	31.5%	30.3%

Stores and square footage data
	As of
	August 1, 2015	August 2, 2014
DSW stores open, end of period	449	410
DSW stores total square footage (in thousands)	9,529	8,924

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2015 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in executing our omni-channel strategy; our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to the realization of benefits related to our equity interest in Town Shoes, a leading branded shoe retailer in Canada; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 1, 2015	January 31, 2015	August 2, 2014
Assets
Cash and equivalents	$151,007	$59,171	$87,406
Short-term investments	140,821	171,201	151,647
Accounts receivable, net	18,596	24,407	27,868
Inventories	505,170	450,836	414,988
Prepaid expenses and other current assets	31,599	43,108	52,515
Deferred income taxes	23,167	19,747	22,331
Total current assets	870,360	768,470	756,755

Property and equipment, net	354,477	337,903	331,269
Long-term investments	179,305	216,756	225,972
Goodwill	25,899	25,899	25,899
Deferred income taxes	8,944	11,332	12,466
Investment in Town Shoes	21,986	25,887	24,788
Note receivable from Town Shoes	44,627	43,304	47,755
Other assets	8,466	8,692	8,863
Total assets	$1,514,064	$1,438,243	$1,433,767

Liabilities and shareholders' equity
Accounts payable	$190,911	$170,610	$192,999
Accrued expenses	113,466	113,180	107,123
Total current liabilities	304,377	283,790	300,122

Non-current liabilities	144,029	143,333	142,479
Total shareholders' equity	1,065,658	1,011,120	991,166
Total liabilities and shareholders' equity	$1,514,064	$1,438,243	$1,433,767

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$627,206	$587,096	$1,282,692	$1,186,043
Cost of sales	(435,904)	(415,192)	(878,332)	(826,134)
Gross profit	191,302	171,904	404,360	359,909
Operating expenses	(131,721)	(118,582)	(271,207)	(245,336)
Operating profit	59,581	53,322	133,153	114,573
Interest income, net	752	659	1,672	1,650
Non-operating (expense) income	(7)	—	3,305	—
Income from continuing operations before income taxes and (loss) income from Town Shoes	60,326	53,981	138,130	116,223
Income tax provision	(22,486)	(20,860)	(51,582)	(44,463)
(Loss) income from Town Shoes	(230)	849	(1,572)	849
Income from continuing operations	37,610	33,970	84,976	72,609
Income from discontinued operations, net of tax	—	358	—	358
Net income	$37,610	$34,328	$84,976	$72,967

Diluted shares used in per share calculations:	89,693	91,126	89,660	91,618

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.42	$0.37	$0.95	$0.79
Diluted earnings per share from discontinued operations	—	0.00	—	0.00
Diluted earnings per share	$0.42	$0.38	$0.95	$0.80